Exhibit 99.1

News Media Contact:

DynaVox

Joanne Kaufmann

Communications Manager

(412) 222-7837

Investor Contact:

ICR, LLC

Sherry Bertner

Managing Director

(646) 277-1247

DynaVox Reports Fourth Quarter and Fiscal Year 2011 Results

PITTSBURGH, PA – August 31, 2011 – DynaVox (NASDAQ: DVOX), the world’s leading provider of communication and education products for individuals with significant speech, language and learning disabilities, today announced results for the fourth quarter and fiscal year ended July 1, 2011.

For the fourth quarter ended July 1, 2011, net sales were $32.3 million, a decrease of 2% compared to net sales of $33.1 million for the fourth quarter ended July 2, 2010. Sales of the Company’s speech generating devices were substantially flat at $26.7 million, and sales of its special education software decreased 9% to $5.6 million from the prior year.

Gross profit for the fourth quarter of fiscal year 2011 declined 10% to $22.6 million, compared to $25.2 million in the fourth quarter of the prior year. The Company’s gross margin for the fourth quarter was 70.0%, compared to 76.1% in the prior year’s comparable quarter. The gross margin decline was due mainly to an unfavorable device product mix, slightly lower margin on the Company’s software sales and reduced royalty revenue.

Operating income was $5.5 million in the fourth quarter of fiscal year 2011, compared to operating income of $8.0 million in the same period a year ago. Operating expenses for the fourth quarter of fiscal year 2011 were essentially flat compared to the prior year and included $0.7 million related to R&D projects and an impairment loss that the Company believes are not reflective of its quarterly run rate. Operating expenses for the fourth quarter of the prior year included $1.7 million of accelerated equity-based compensation expense related to the company’s April 2010 initial public offering.

Fourth quarter GAAP net income was $0.9 million, or $0.10 per share. Adjusted pro forma net income and adjusted pro forma net income per share, as defined below, were $3.6 million, or $0.12 per share, for the fourth quarter of fiscal year 2011, compared to $2.8 million, or $0.09 per share, in the prior year’s fourth quarter.

Adjusted EBITDA, as defined below, declined 34% in the fourth quarter of fiscal year 2011 to $8.1 million from $12.1 million in the previous year.

“Fiscal 2011 was a challenging year for DynaVox. To mitigate the very dynamic and changing operating environment we revised our strategies and reallocated our resources,” said Ed Donnelly, DynaVox’s Chief Executive Officer. “We believe that the progress we have made in the second half of the year, especially in the fourth quarter, is directly attributable to these new strategies and they will continue to serve us well.”

“Looking forward, we will focus on managing our operating expenses and optimizing our investments in the areas of greatest opportunities. We believe that the proven value proposition of our products and our deep knowledge of customer needs will help us continue to position DynaVox for market share expansion and growth in fiscal year 2012 and beyond.”

Fiscal Year 2011 Results

For the fiscal year ended July 1, 2011, net sales declined 5% to $108.1 million, compared to $114.3 million in the same period last year.

Gross profit for fiscal year 2011 declined 12% to $75.9 million, compared to $86.4 million in the same period last year. The Company’s gross margin decreased to 70.2% from 75.6% in the same period last year. Excluding the inventory obsolescence charge of $500,000 recorded in the third quarter, the Company’s gross margin was 70.6% for fiscal year 2011.

Operating income for fiscal year 2011 was $10.2 million, compared to $23.2 million in the prior year period. Excluding the inventory obsolescence charge of $500,000 and the $1.3 million impairment loss, recorded primarily in the third quarter, operating income for fiscal year 2011 was $12.0 million.

GAAP net income for fiscal year 2011 was $1.2 million, or $0.13 per share. Adjusted pro forma net income, as defined by the Company, was $5.8 million, or $0.19 per share.

Adjusted EBITDA for fiscal year 2011 was $19.3 million, compared to $32.9 million in the same period last year.

Fiscal Year 2012 Guidance

For fiscal year 2012, the Company projects net sales to grow in the range of 3% to 7%, compared to fiscal year 2011. The Company expects Adjusted EBITDA for fiscal year 2012 to be in the range of $23 million to $27 million and adjusted pro forma net income per share to be in the range of $0.28 to $0.36.

Conference Call

The conference call is scheduled to begin at 4:45 p.m. EDT on August 31, 2011. The call will be broadcast live over the Internet, hosted at the Investor Relations section of DynaVox’s website at http://ir.dynavoxtech.com/index.cfm, and will be archived online through September 14, 2011. In addition, listeners may dial (877) 312-5529 in North America, and international listeners may dial (253) 237-1147. Participants from the Company will be Ed Donnelly, Chief Executive Officer, and Ken Misch, Chief Financial Officer.

A telephonic playback will be available from 7:45 p.m. EDT, August 31, 2011 through September 14, 2011. To hear the playback participants may dial (855) 859-2056 and international listeners may dial (404) 537-3406. The conference ID number is 91374099.

Explanatory Note and Non-GAAP Financial Measures

DynaVox Inc. completed an initial public offering (IPO) on April 27, 2010. As a result of the IPO and certain other recapitalization transactions, DynaVox Inc. became the sole managing member of and has a controlling interest in DynaVox Systems Holdings LLC and its subsidiaries (“DynaVox Holdings” or “Predecessor”). References to “DynaVox,” the “Company,” and “Successor” refer, subsequent to the IPO and related transactions, to DynaVox Inc. and its consolidated subsidiaries and these references (other than “Successor”) refer, prior to the IPO and related transactions, to DynaVox Holdings.

This release presents adjusted pro forma net income, which as defined by the Company represents net income before non-controlling interest and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock. Adjusted pro forma net income also excludes the effect of the above-described impairment loss related to intangible assets and fixed assets acquired as part of the Company’s previous product acquisition. Adjusted pro forma net income per share consists of adjusted pro forma net income divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards. The Company believes that Adjusted Pro Forma Net Income, when presented together with the comparable measure presented in accordance with GAAP, is useful to investors to assist in their understanding of the effect of the Company’s organizational structure on its reported results and also in comparing the Company’s results across different periods.

This release also presents Adjusted EBITDA, as defined by the Company as the income before income taxes, interest income, interest expense, depreciation, amortization and other adjustments noted in the table below.

Adjusted EBITDA, adjusted pro forma net income and adjusted pro forma net income per share, however, do not represent and should not be considered as an alternative to net income, net income per share or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements, including the information presented above under the caption “Fiscal Year 2012 Guidance” which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “projects”, “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under

“Risk Factors” in our Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Annual Report on Form 10-K and other filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, our expectations with respect to net sales, Adjusted EBITDA and adjusted pro forma net income per share for fiscal year 2012 reflect an assumption that the challenges presented by the current macroeconomic environment continue to exist during fiscal year 2012 but that we expect to report slightly improved results compared to fiscal year 2011 as a result of the strategies deployed during the latter part of fiscal year 2011. Our results may differ from these expectations should the macro-economic conditions change or should our strategies not return the expected results.

About DynaVox Inc.

DynaVox Inc. (NASDAQ: DVOX) is a publicly traded holding Company with its headquarters in Pittsburgh, Pennsylvania, whose primary operating entities are DynaVox Systems LLC and Mayer-Johnson LLC. DynaVox is the leading provider of speech generating devices and symbol-adapted special education software used to assist individuals in overcoming their speech, language and learning challenges. These solutions are designed to help individuals who have complex communication and learning needs participate in the home, classroom and community. Our mission is to enable our customers to realize their full communication and education potential by developing industry-leading devices, software and content and by providing the services to support them. We assist individuals, families, and professionals with an extensive field support organization, as well as centralized technical and reimbursement support. For more information, visit www.dynavoxtech.com.

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DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Successor	Aggregated	Successor	Predecessor
	Thirteen Weeks Ended July 1, 2011	Thirteen Weeks Ended July 2, 2010	Period from April 28, 2010 to July 2, 2010	Period from April 3, 2010 to April 27, 2010
NET SALES	$32,340	$33,054	$25,803	$7,251
COST OF SALES	9,704	7,903	6,178	1,725

GROSS PROFIT	22,636	25,151	19,625	5,526

OPERATING EXPENSES:
Selling and marketing	9,787	7,638	5,342	2,296
Research and development	2,652	2,883	2,194	689
General and administrative	4,366	6,530	5,542	988
Amortization of certain intangibles	111	115	87	28
Impairment loss	244	—	—	—

Total operating expenses	17,160	17,166	13,165	4,001

INCOME FROM OPERATIONS	5,476	7,985	6,460	1,525

OTHER INCOME (EXPENSE):
Interest income	6	18	12	6
Interest expense	(636)	(964)	(440)	(524)
Change in fair value and net loss on interest rate swap agreement	—	(81)	(87)	6
Loss on extinguishment of debt	—	(2,441)	(2,441)	—
Other income (expense) — net	782	(11)	(10)	(1)

Total other income (expense) — net	152	(3,479)	(2,966)	(513)

INCOME BEFORE INCOME TAXES	5,628	$4,506	3,494	1,012
INCOME TAX EXPENSE (BENEFIT)	1,027		592	(29)

NET INCOME ATTRIBUTABLE TO THE CONTROLLING AND NON-CONTROLLING INTERESTS	$4,601		$2,902	$1,041

Less: net income attributable to the non-controlling interests	(3,671)		(2,397)

NET INCOME ATTRIBUTABLE TO DYNAVOX INC.	$930		$505

Weighted-average shares of Class A common stock outstanding:
Basic	9,378,297		9,375,000

Diluted	9,378,593		9,687,366

Net income available to Class A common stock per share:
Basic	$0.10		$0.05

Diluted	$0.10		$0.05

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Successor	Aggregated	Successor	Predecessor
	Fifty-Two Weeks Ended July 1, 2011	Fifty-Two Weeks Ended July 2, 2010	Period from April 28, 2010 to July 2, 2010	Period from July 4, 2009 to April 27, 2010
NET SALES	$108,103	$114,299	$25,803	$88,496
COST OF SALES	32,251	27,933	6,178	21,755

GROSS PROFIT	75,852	86,366	19,625	66,741

OPERATING EXPENSES:
Selling and marketing	35,567	34,127	5,342	28,785
Research and development	9,888	10,106	2,194	7,912
General and administrative	18,480	17,841	5,542	12,299
Amortization of certain intangibles	445	1,078	87	991
Impairment loss	1,262	—	—	—

Total operating expenses	65,642	63,152	13,165	49,987

INCOME FROM OPERATIONS	10,210	23,214	6,460	16,754

OTHER INCOME (EXPENSE):
Interest income	36	55	12	43
Interest expense	(2,650)	(6,801)	(440)	(6,361)
Change in fair value and net loss on interest rate swap agreement	(81)	(746)	(87)	(659)
Loss on extinguishment of debt	—	(2,441)	(2,441)	—
Other income (expense) — net	513	(95)	(10)	(85)

Total other expense — net	(2,182)	(10,028)	(2,966)	(7,062)

INCOME BEFORE INCOME TAXES	8,028	$13,186	3,494	9,692
INCOME TAX EXPENSE	1,361		592	102

NET INCOME ATTRIBUTABLE TO THE CONTROLLING AND NON-CONTROLLING INTERESTS	$6,667		$2,902	$9,590

Less: net income attributable to the non-controlling interests	(5,438)		(2,397)

NET INCOME ATTRIBUTABLE TO DYNAVOX INC.	$1,229		$505

Weighted-average shares of Class A common stock outstanding:
Basic	9,375,824		9,375,000

Diluted	9,375,898		9,687,366

Net income available to Class A common stock per share:
Basic	$0.13		$0.05

Diluted	$0.13		$0.05

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Successor	Successor
	As of July 1, 2011	As of July 2, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,171	$20,777
Trade receivables - net	18,676	17,741
Other receivables	318	503
Inventories - net	4,876	6,808
Prepaid expenses and other current assets	1,298	1,210
Deferred taxes	669	728

Total current assets	38,008	47,767
PROPERTY AND EQUIPMENT - Net	5,517	7,065
GOODWILL AND INTANGIBLES - Net	90,695	92,177
DEFERRED TAXES	40,677	41,474
OTHER ASSETS	2,253	2,683

TOTAL ASSETS	$177,150	$191,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$—	$3,961
Trade accounts payable	6,680	5,541
Other liabilities	9,459	14,562

Total current liabilities	16,139	24,064
LONG-TERM DEBT	36,200	44,200
OTHER LONG-TERM LIABILITIES	42,262	45,038

Total liabilities	94,601	113,302

STOCKHOLDERS’ EQUITY	82,549	77,864

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$177,150	$191,166

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Successor	Aggregated	Successor	Aggregated
	Thirteen Weeks Ended July 1, 2011	Thirteen Weeks Ended July 2, 2010	Fifty-Two Weeks Ended July 1, 2011	Fifty-Two Weeks Ended July 2 , 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$8,177	$9,264	$11,829	$21,000
CASH FLOWS FROM INVESTING ACTIVITIES
Cash used in investing activities	(368)	(1,041)	(3,196)	(8,966)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash (used in) provided by financing activities	(7,886)	2,803	(17,326)	(3,888)
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2	(40)	87	—

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(75)	10,986	(8,606)	8,146
CASH AND CASH EQUIVALENTS:
Beginning of period	12,246	9,791	20,777	12,631

End of period	$12,171	$20,777	$12,171	$20,777

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(Unaudited)

(Dollars in thousands)

		Aggregated		Aggregated
	Thirteen Weeks Ended July 1, 2011	Thirteen Weeks Ended July 2, 2010	Fifty-Two Weeks Ended July 1, 2011	Fifty-Two Weeks Ended July 2, 2010
Other Financial Data
Adjusted EBITDA (1)	$8,058	$12,126	$19,273	$32,929

(1)	Adjusted EBITDA represents income (loss) before income taxes, interest income, interest expense, impairment loss, depreciation and amortization and the other adjustments noted in the table below.

	Adjusted EBITDA Reconciliation
		Aggregated		Aggregated
	Thirteen Weeks Ended July 1, 2011	Thirteen Weeks Ended July 2, 2010	Fifty-Two Weeks Ended July 1, 2011	Fifty-Two Weeks Ended July 2, 2010
Income before income taxes	$5,628	$4,506	$8,028	$13,186
Depreciation	834	724	3,377	2,871
Amortization	287	236	981	1,428
Interest income	(6)	(17)	(36)	(55)
Interest expense	636	963	2,650	6,801
Change in fair value and net loss on interest rate swaps	—	81	81	746
Loss on extinguishment of debt (a)	—	2,441	—	2,441
Other expense (income), net (b)	(755)	(84)	(530)	(84)
Equity-based compensation	540	2,194	2,124	2,767
Employee severance and other costs	89	734	397	1,355
Acquisition costs (c)	116	139	277	484
Management fees (d)	—	75	—	300
Impairment loss	244	—	1,262	—
Other adjustments (e)	445	134	662	689

Adjusted EBITDA	$8,058	$12,126	$19,273	$32,929

(a)	Early repayment penalty and related expenses resulting from $31,000 aggregate principal amount of senior subordinated notes repaid with proceeds from IPO.
(b)	Excludes realized foreign currency gains or losses.
(c)	Legal, accounting and other external costs related to the purchase of certain assets and liabilities of Blink-Twice Inc. and the purchase of Eye Response Technologies, Inc. including certain post-closing expenses which may be reimbursed to the Company at a later date under the terms of the applicable agreements.
(d)	Prior to April 21, 2010, we received advisory services from Vestar and certain pre-IPO owners. These arrangements concluded on April 21, 2010.
(e)	Includes certain amounts related to other taxes, executive recruiting fees, relocation and other costs.

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED PRO FORMA NET INCOME

(Unaudited)

(Dollars in thousands, except share and per share amounts)

	Thirteen Weeks Ended July 1, 2011	Fifty-Two Weeks Ended July 1, 2011	Aggregate Thirteen Weeks Ended July 2, 2010	Aggregate Fifty-Two Weeks Ended July 2, 2010
Net income attributable to DynaVox Inc.	$930	$1,229	$1,546	$10,095
Adjustments:
Net income attributable to the non-controlling interest	3,671	5,438	2,397	2,397
Impairment loss	244	1,262	—	—
Income taxes	(1,204)	(2,169)	(1,149)	(4,317)

Total adjustments	2,711	4,531	1,248	(1,920)

Adjusted pro forma net income	$3,641	$5,760	$2,794	$8,175

Pro forma shares outstanding - diluted	29,804,134	29,823,700	30,144,887	30,144,887
Adjusted pro forma net income per share - diluted	$0.12	$0.19	$0.09	$0.27

Adjusted pro forma net income, as defined by DynaVox, represents net income before non-controlling interests and after pro forma coporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units into Class A Common Stock as described below. Adjusted pro forma net income also excludes the effect of the above-described impairment loss related primarily to intangible assets and fixed assets acquired as part of the Company’s previous product acquisition. Adjusted pro forma net income per share consists of adjusted pro forma net income, divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

The table above provides a reconciliation of net income to adjusted pro forma net income and adjusted pro forma net income per share.